[***] Represents information which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

PURCHASE ORDER - TERMS AND CONDITIONS

1. CONTRACT.

(a) Each purchase order and purchase order revision (the “Order”) issued by GreenTech Automotive, Inc. (“Buyer”) is an offer to the Vendor named on the previous page (“Vendor” and together the “Parties”) for the purchase of goods and/or services offered by Vendor, and includes and is governed by the express terms contained on the face of this Order, these Purchase Order - Terms and Conditions, the terms contained in any addendum or supplement to this Order issued by Buyer and accepted by Vendor and any Release provided pursuant to Section 1(b) below (collectively, the “Terms”). Written acceptance of this Order by Vendor solely constitutes an acceptance by Buyer for the goods and products offered by Vendor subject to this Order (the “Goods”) or of the services offered by Vendor subject to Vendor’s quote and this Order (the “Services”). Any acceptance of this Order is limited to and conditional upon Vendor’s acceptance of the Terms. Any proposal for additional or different terms or any attempt by Vendor or Buyer to vary any of the Terms, whether in Vendor’s or Buyer’s quotation form, acknowledgement form, invoice, correspondence or otherwise, shall be deemed material and is hereby objected to and rejected, but any such proposal or attempted variance shall not operate as a rejection of this Order if Vendor accepts Buyer’s offer by commencement of work, shipment of the Goods or performance of the Services, or by other means acceptable to Buyer, in which case this Order shall be deemed accepted by Vendor without any additional or different terms or variations whatsoever. This Order does constitute an acceptance of any prior offer or proposal by Vendor, and any reference in this Order to any such prior offer or proposal (including any quotation issued by Vendor whether or not such quotation purports to contain Vendor’s terms of sale, if any) is solely to incorporate the description or specifications of the Goods and/or Services contained in such offer or proposal, but only to the extent that such description or specifications are not directly in conflict with the description and specifications contained in this Order. If this Order is found to be an acceptance of any prior offer or proposal by Vendor, such acceptance shall be limited to the Terms. Any additional or different terms in such prior offer or proposal shall be deemed material and are hereby objected to and rejected by Buyer. Buyer may cancel all or any part of this Order at any time prior to acceptance by Vendor.

(b) If an Order is placed by blanket purchase order, such blanket purchase order (a “Blanket Purchaser Order”) shall: (i) state on its face that it is a Blanket Purchase Order, (ii) identify an amount of time for fulfillment of the Blanket Purchase Order (the “Timeframe”), (iii) identify the quantity or quantities of Goods or Services that Buyer may purchase during such Timeframe (the “Blanket Quantity”), and (iv) identify the price(s) for such Blanket Quantity. Such Blanket Purchase Order may also give a specific delivery date for all or a portion of the Blanket Quantity. From time to time, the Buyer shall provide the Vendor a written notice (each, a “Release”) stating, (i) an amount of the Blanket Quantity to be delivered to Buyer, and (ii) the delivery location of such portion of the Blanket Quantity. In addition to the other termination rights afforded the Buyer under this Purchase Order – Terms and Conditions, Buyer shall have the right to terminate all or a portion of the Blanket Purchase Order pursuant to Section 16(a) and shall only be liable for the amounts set forth in Section 16(d).

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[***] Represents information which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) This Order contains the entire agreement between Buyer and Vendor and, except as otherwise expressly stated in this Order, supersedes all prior agreements, orders, quotations, proposals and other communications relating to the subject matter hereof, and there are no other understandings or agreements, verbal or otherwise, in relation hereto that exist between Buyer and Vendor. Notwithstanding the foregoing, any non-disclosure, noncompetition, non-solicitation or other similar restrictions in any prior agreements shall not be affected by the Terms or this Order.

(d) In the event of any conflict or inconsistency between the express terms contained on the face of this Order and these Purchase Order - Terms and Conditions, the express terms on the face of this Order shall govern.

2. QUALITY ASSURANCE. At the time of delivery, all articles, materials and work furnished, as applicable, shall be of good quality and free from any defects, and shall at all times be subject to inspection by Buyer and any applicable governmental authority or regulatory body (collectively, “Regulator”); but neither Buyer’s nor Regulator’s inspection, nor failure to inspect, shall relieve Vendor of any obligation hereunder. If in Buyer’s or Regulator’s opinion, any article, material or work fails to conform to specifications or is otherwise defective, Buyers sole recourse shall be through Vendor’s Warranty. No acceptance or payment by Buyer shall constitute a waiver of the foregoing; and nothing herein shall exclude or limit any warranties provided by law.

3. CUSTOMER REQUIREMENTS.

(a) Vendor acknowledges that the Goods and/or Services under this Order may be sold, or incorporated into products or services that may be sold or leased, by Buyer as or to an original equipment manufacturer of motor vehicles, whether directly or indirectly, to an upper tier supplier or any other third party customer (collectively, the “Customer”). Vendor is not responsible for such changed warranty to the Customer unless such is explicit in the Order and Buyer provides copy of specific terms or obligations. Vendor shall take reasonable steps to comply with such requirements and do all other things as Buyer deems necessary or desirable and within Vendor’s control without additional expense to Vendor, to enable Buyer to meet Buyer’s obligations under the terms and conditions of the Customer Warranty and any contract, purchase order or other document related thereto (the “Customer Terms”), including: delivery, packaging and labeling requirements; warranties and warranty periods; intellectual property rights and indemnification; confidentiality; access to facilities and records; ensuring the Goods when sold to the Customer comply with any specification set forth; and replacement and service parts; provided however that Vendor acknowledges that the Goods shall be sold or leased by the Buyer to customers in the European Union so shall comply with any legal requirements relating thereto.

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[***] Represents information which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Subject to Buyer’s and Vendor’s acceptance of Customer Terms as set forth in Section 3(a), if there is any conflict or inconsistency between the provisions of the Customer Terms and any provision of this Order, Buyer shall have the right to have the provisions of the Customer Terms prevail to the extent necessary or desirable to resolve such conflict or inconsistency as long as Vendor has agreed and at Buyer’s expense.

(c) If the Customer directed, recommended or requested that Vendor be the source from whom Buyer is to obtain the Goods and/or Services and Customer and Vendor have a formal agreement relating to the Order: (i) Buyer reserves the absolute right to pay Vendor for the Goods and/or Services[***]; (ii) any lengthening of the Customer’s payment terms to Buyer for those products or services into which the Goods and/or Services are incorporated shall, be mutually agreed upon by the Parties.

4. TAXES. Unless otherwise provided herein or by law, Vendor shall pay all sales, use, excise, port fees and other taxes, charges, and contributions now or hereafter imposed on, or with respect to, or measured by the articles, materials or work furnished or the compensation paid to, persons employed in connection with performance hereunder; and Vendor shall release, indemnify, defend and hold Buyer harmless against any liability and expense by reason of Vendor’s failure to pay same.

5. DELIVERY DELAYS, SHIPPING AND DUTIES/TAXES.

(a) Other than by reason of an excusable delay (as defined in Section 5(b)), if after accepting this Order pursuant to Section 1 Vendor fails or refuses to proceed with this Order or fails to deliver the Goods and/or perform the Services within the delivery date(s) and time(s) specified in this Order or any applicable Release (in any such case, a “delay”), Buyer may, without liability to Vendor and without limiting or affecting Buyer’s other rights or remedies available hereunder or at law: (i) cancel the then remaining balance of this Order; or (ii) direct expedited shipment and/or incur premium freight or special transportation costs, and Vendor shall pay, upon demand, all excess costs incurred thereby, including additional handling charges and other expenses (whether related or not) resulting therefrom; provided that if such costs exceed 30% of the Order (the “Threshold Costs”), Vendor shall only be liable for the Threshold Costs and the reasonable expenses that exceed 30%. Vendor shall not be responsible for any other direct, consequential and incidental damages incurred by Buyer as a result of a delay, other than by reason of an excusable delay, including the cost of any line shutdown(s) and the cost of obtaining the Goods and/or Services from alternate sources. Buyer’s actions in obtaining substitute or replacement Goods and/or Services shall not limit Buyer’s rights and remedies available hereunder or at law.

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[***] Represents information which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) As used in this Order, the term “excusable delay” means at any time Buyer requests to shorten a delivery date quoted by Vendor and any delay in making or accepting deliveries or performance which results without fault or negligence on the part of the party involved and which is due to causes or events beyond its reasonable control, such as acts of God, or of a public enemy that causes materials or component supply delays, any preference, , priority or allocation order issued by government or any other acts of government, fires, floods, epidemics, quarantine restrictions, freight embargoes, unusually severe weather, explosions, riots, war (whether declared or not), terrorism, acts of the other party and delays of a subcontractor or supplier due to such causes. As used in this Order, the term “excusable delay” shall not, however, mean or include any delay arising from or as a result of: (i) Vendor’s financial difficulties; (ii) a change in cost or availability of materials or components based on market conditions or supplier actions affecting Vendor or any of its subcontractors or suppliers.

(c) An excusable delay shall not constitute a default hereunder, provided that if Buyer or Vendor is subject to one or more excusable delays that persist for more than thirty (30) days in the aggregate, Buyer or Vendor may cancel the then remaining balance of this Order, without liability to Vendor and without limiting or affecting Buyer’s other rights or remedies available hereunder or at law.

(d) Vendor, shall use reasonable efforts to mitigate any adverse effects or costs to Buyer due to any actual or potential delay, including: (i) the implementation of a production and/or performance contingency plan; and (ii) upon Buyer’s express written authorization and Order that has been accepted by Vendor, increasing Vendor’s inventory of finished Goods to a level sufficient to sustain deliveries during such delay.

(e) Whenever any actual or reasonably certain or significant potential delay threatens to delay deliveries or Vendor’s performance under this Order, Vendor shall immediately give written notice thereof to Buyer. Such notice shall include all relevant information with respect to such delay, including the anticipated duration and impact of such delay if known.

(f) Buyer may delay acceptance of delivery of the Goods and/or performance of the Services and such delay does not affect or delay payment, by reason of an excusable delay, in which case Vendor shall hold the Goods and/or delay performance of the Services, at Buyer’s direction, until the cause of the excusable delay has been removed.

(g) If, under the express terms of this Order, Buyer grants Vendor exclusive or “single source” rights to supply the Goods and/or Services to Buyer, such rights shall not restrict Buyer’s right to procure substitute or replacement Goods and/or Services for the duration of any delay (whether or not by reason of an excusable delay) and for a reasonable period thereafter, without liability to Vendor.

(h) Unless otherwise expressly stated in this Order, Vendor shall not charge Buyer for shipment preparation, labeling, packing, boxing, crating or shipping. Vendor shall promptly notify Buyer in writing if Vendor is unable to deliver and/or perform in the quantities and on the delivery dates and times agreed upon by Vendor and Buyer. Goods delivered in excess of the quantities or in advance of delivery dates or times so specified shall be at Vendor’s risk and may be returned to Vendor by Buyer, and all transportation charges both to and from the original destination shall be paid by Vendor. Unless otherwise expressly stated in this Order, prices include customs duties and expenses, tariffs and all federal, provincial, state and local taxes (including all export taxes, import taxes, excise taxes, sales taxes and value added or similar “turnover” taxes) applicable to the manufacture, sale or provision of the Goods and/or Services as they are delivered to Buyer.

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[***] Represents information which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6. PAYMENT.

(a) Except as otherwise expressly stated in this Order which shall match the Vendor’s quote, and subject to Section 3(c) and Section 7, Buyer shall pay net invoices (subject to applicable withholding taxes, if any) by the later of: (i) [***] days after the end of the month during which the Goods were delivered and/or Services performed, as the case may be; or (ii) [***] days after the invoice date. In the event of late payment by Buyer, Vendor shall be entitled to any lien or retention of title against the Goods and/or Services or to claim any set-off against amounts due or which may become due to Vendor from Buyer or its subsidiaries or affiliates. In order to be payable, invoices must be correct and complete, with appropriate supporting documentation and other information reasonably required by Buyer.

(b) Notwithstanding the foregoing and except as otherwise expressly stated in this Order which shall match the Vendor’s quote, where Buyer is entitled to receive payment or reimbursement from the Customer for the Goods and/or Services to be provided by Vendor to Buyer under this Order that constitute Tooling (as such term is defined in Section 11(b)), Vendor shall be entitled to receive payment under this Order for such Tooling[***].

7. DEDUCTION, SET-OFF, RECOUPMENT.

(a) In addition to any right of deduction, set-off or recoupment provided by law, all amounts due or to become due to Vendor from Buyer (including any applicable value added or similar “turnover” tax payable, if any) shall be considered net of indebtedness or obligations of Vendor to Buyer, and upon agreement by Vendor, Buyer may deduct, set-off or recoup any such indebtedness or obligations from and against any amounts due or to become due to Vendor from Buyer (including any applicable value added or similar turnover taxes payable, if any) and however and whenever arising. Buyer may do so without notice to Vendor.

(b) In the event of any insolvency or financial distress of Vendor or for any other reason(s) giving rise to Vendor’s inability (or, in Buyer’s opinion, potential inability) to perform its obligations under this Order, if Buyer retains legal counsel, accountants or other third party advisors to provide services related to Buyer’s business relationship with Vendor, Buyer shall have the right to fully recover its out of pocket fees and costs related to such legal, accounting or other third party services, and to specifically deduct, set-off or recoup such fees and costs from amounts due or to become due to Vendor from Buyer.

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[***] Represents information which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) In the event of any insolvency or financial distress of Buyer or for any other reason(s) giving rise to Buyer’s inability (or, in Vendor’s opinion, potential inability) to perform its obligations under this Order, if Buyer retains legal counsel, accountants or other third party advisors to provide services related to Vendor’s business relationship with Buyer, Vendor shall have the right to fully recover its out of pocket fees and costs related to such legal, accounting or other third party services, and to specifically deduct, set-off or recoup such fees and costs from amounts due or to become due to Buyer from Vendor.

(d) For purposes of this Agreement, the terms “Buyer” and “Vendor” shall mean and include each of Buyer and Vendor, respectively, and its subsidiaries and affiliates.

8. CHANGES.

(a) Buyer reserves the right upon Vendor’s pre-approval to make changes, or to require Vendor to make changes, to the drawings, specifications and other provisions of this Order, as well as any subcontractors or suppliers used or intended to be used by Vendor. If any such change results in an increase or a decrease in the cost of, or the time required for, manufacturing or delivering the Goods and/or performing the Services, an equitable adjustment may be made in the price or delivery schedule, or both, and this Order shall, subject to the agreement of Buyer and Vendor, be modified in writing accordingly. No claim under this Section 8 shall be asserted by Vendor after ninty (90) days following the notification of the change by Buyer.

(b) Vendor shall not, without Buyer’s prior written authorization, make any changes to specifications, designs, drawings, materials, part numbers (or other types of identification), processes, procedures or the location of the facilities used by Vendor for the performance of its obligations under this Order.

9. PRICE WARRANTIES AND COMPETITIVENESS.

(a) Vendor represents and warrants that the prices for the Goods and/or Services are, and shall remain, [***]. If Vendor [***] of such same or substantially similar goods or services and quantities and delivery requirements during the term of this Order, Vendor shall [***] of the Goods and/or Services correspondingly.

(b) Except as otherwise expressly stated in this Order, Vendor represents and warrants that the prices for the Goods and/or Services are complete, and that no surcharges, premiums or other additional charges of any type shall be added, without Buyer’s prior written consent. Vendor expressly assumes the risk, but if such event results in an additional cost to Vendor [***] of an Order may terminate the Order, in any event or cause (whether or not foreseen) affecting such prices, including any foreign exchange rate changes, increases in raw materials costs, inflation, increases in labor, MRO (maintenance, repair and operations), utilities and other manufacturing costs, etc.

(c) Vendor shall ensure that the Goods and/or Services remain competitive, in terms of price, quality, delivery, performance and service, with substantially similar goods, volumes and services provided by Vendor to 3rd parties.

(d) For a period of [***] after each Order, Buyer shall provide Vendor with the right to first quote any potential Orders that relate to the goods and services provided by Vendor. Such right shall extend for a period [***] from the date Vendor receives request to quote from Buyer.

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[***] Represents information which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10. WARRANTIES REGARDING GOODS AND SERVICES.

(a) Vendor’s sole Warranty (“Warranty”) is outlined in Exhibit A.

(b) The Vendor’s Warranty and Warranty period are available to, and for the benefit of, Buyer, its subsidiaries and affiliates, their respective successors and assigns, the Customer and users of the Goods and/or Services but only Buyer may submit a claim under such Warranty.

11. MATERIALS, EQUIPMENT, TOOLS AND FACILITIES.

(a) Unless otherwise expressly stated in this Order, Vendor shall, at its own expense, supply and, as applicable, maintain in good condition and repair and replace when necessary or reasonably required, all materials, equipment, tools, jigs, dies, gauges, fixtures, moulds, patterns, drawings, specifications, samples, supplies and facilities that are under control of or are owned by Vendor and that are required to perform this Order.

(b) Notwithstanding any other provision in this Order, Parties expressly acknowledges and agrees that: all materials, parts, components, assemblies, equipment, tools, jigs, dies, gauges, fixtures, moulds, patterns, drawings, specifications, samples, supplies and facilities, including any replacements thereof, any materials affixed or attached thereto and any special tooling manufactured, produced or provided by Vendor for the performance of its obligations under this Order are and shall remain the property of Vendor (collectively, “Tooling”). Parties further agree: (i) all materials, parts, components, assemblies, equipment, tools, jigs, dies, gauges, fixtures, moulds, patterns, drawings, specifications, samples, supplies and facilities, including any replacements thereof, any materials affixed or attached thereto and any special tooling manufactured, paid for (excluding any Tooling the cost of which is fully or substantially amortized in the price of the Goods and/or Services), produced or provided and paid for by Buyer for the performance of its obligations under this Order are and shall remain the property of Buyer (collectively, “Specialized Tooling”) or collectively, the (“Buyer’s Property”), shall be held by Vendor on a bailment basis and remain the property of, with both title and the right of possession in, Buyer and without limiting or affecting any other rights or remedies available hereunder. Vendor shall assign to Buyer all contract rights or claims in which Vendor has an interest with respect to the Buyer’s Property and, upon request by Buyer and in the event no payment is due and payable by Buyer beyond any applicable grace period, shall execute bills of sale, financing statements or other documents reasonably requested by Buyer to evidence Buyer’s ownership of the Buyer’s Property. In addition to any other right or remedy with respect to the Buyer’s Property given to Buyer by statute or rule of law, Vendor acknowledges that this Order only to the extent the Order contains Specialized Tolling paid for by Buyer creates or provides for a “security interest” and/or a “purchase-money security interest” (within the meaning of applicable personal property security legislation) in favor of Buyer in the Buyer’s Property which may be registered or otherwise protected by Buyer at any time in Buyer’s sole discretion. The Buyer’s Property, while in the custody or control of Vendor or its subcontractors, suppliers or agents, shall be held at Vendor’s risk, shall be kept insured by Vendor, at Vendor’s expense, against loss or damage in an amount equal to the replacement cost thereof, and shall be subject to removal on Buyer’s written request. Vendor shall promptly notify Buyer of the location of the Buyer’s Property, if any is located at any place other than Vendor’s cell supplier of or Vendor’s premises. Unless otherwise expressly stated in this Order, Vendor shall maintain accounting and property control records for the Buyer’s Property in accordance with sound industrial practices. Vendor shall, at Vendor’s expense, maintain the Buyer’s Property in good condition and repair throughout the useful life thereof (as determined by Buyer in accordance with sound industrial practices), and shall replace any of the Buyer’s Property if, as and when necessary or reasonably required. Buyer does not provide any warranties with respect to the Buyer’s Property. Upon completion or termination of this Order, Vendor shall retain on a bailment basis for Buyer, as aforesaid, all Buyer’s Property in the custody or control of Vendor, at Vendor’s expense, until disposition directions are received from Buyer. Upon receipt of Buyer’s demand or disposition directions, Vendor shall, at Vendor’s expense, properly prepare the Buyer’s Property for shipment and shall deliver it to such location(s) as may be specified by Buyer. The Buyer’s Property shall be in no less than the same condition as originally received by Vendor, normal use and reasonable wear and tear excepted. If Buyer or Vendor defaults under this Order, Vendor shall, upon Buyer’s demand, immediately deliver the Buyer’s Property to Buyer and, if Buyer so requests, grant Buyer reasonable access to Vendor’s premises (including, as applicable, the premises of Vendor’s subcontractors, suppliers and agents) for the purpose of removing the Buyer’s Property. To the extent not prohibited by law, as long as Buyer does not owe any payables to Vendor that are past the any applicable grace period, Vendor waives any lien or similar right which Vendor may have with respect to the Buyer’s Property. Buyer shall be responsible for personal property taxes, if any, assessed against the Buyer’s Property while in the custody or control of Vendor or its subcontractors, suppliers or agents.

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[***] Represents information which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) All Buyer’s Property referenced in Section 11(b)(i) to be manufactured, produced or provided by Vendor in conjunction with this Order must be in strict accordance with the specifications set forth in this Order or as otherwise specified by Buyer to Vendor.

(d) Vendor shall use the Buyer’s Property referenced in Section 11(b)(i) solely for the purpose of performing its obligations under this Order unless Buyer gives its written consent to use Buyer’s Property for another purpose.

(e) All Buyer’s Property shall be tagged, marked or otherwise clearly identified by Vendor as the property of Buyer (or as Buyer may otherwise direct).

(f) This Section 11 shall not apply to any Tooling purchased under a purchase order unless such purchase order specifically states that it is governed by these terms and conditions.

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[***] Represents information which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12. INTELLECTUAL PROPERTY.

(a) Vendor shall indemnify and hold Buyer, its subsidiaries and affiliates, their respective successors, assigns, representatives, employees and agents, the Customer and users of products or services incorporating the Goods and/or Services, harmless from and against all liabilities, demands, claims, losses, costs, damages and expenses of any nature or kind (including court costs, legal and other professional fees, and other costs associated with any indemnified party’s administrative time, labor and materials) arising from or relating to the infringement or alleged infringement of any patent, trademark, service mark, copyright, industrial design, mask work, trade secret or other intellectual property right for or on account of the manufacture, sale or use of the Goods and/or Services, or of the products or services incorporating the Goods and/or Services. Buyer shall indemnify and hold Vendor, its subsidiaries and affiliates, their respective successors, assigns, representatives, employees and agents, the Customer and users of products or services harmless from and against all liabilities, demands, claims, losses, costs, damages and expenses of any nature or kind (including court costs, legal and other professional fees, and other costs associated with any indemnified party’s administrative time, labor and materials) arising from or relating to the infringement or alleged infringement of any patent, trademark, service mark, copyright, industrial design, mask work, trade secret or other intellectual property right for or on account of the manufacture, sale or use is based on a claim that Buyer’s combination of the Goods and/or Services with other goods, services (including without limitation Buyer’s products). Buyer shall notify Vendor of any suit filed against Buyer or other indemnified parties herein, on account of any such infringement or alleged infringement as stated above and in the event infringement is solely relating to the Goods’ and/or Services alone, shall give Vendor control of the defense of such suit, insofar as Buyer has the authority to do so, and reasonable information and assistance in connection therewith, all at Vendor’s expense. Buyer and other indemnified parties herein shall have the right to be represented by their own legal counsel and actively participate in any such suit, and the reasonable costs of such representation shall be paid by Vendor on demand. If a claim of infringement or alleged infringement based solely on the Goods and/or Services results or is reasonably anticipated to result in an injunction or other legal order preventing Vendor from supplying or Buyer from using the Goods and/or Services for their intended purpose, Vendor shall, at its expense, (i) secure a valid license or other applicable rights to permit such continued supply or use, (ii) modify (with the prior approval of Buyer and, if applicable the Customer) the Goods and/or Services so that they become non-infringing, so long as the modifications do not significantly alter or affect the form, fit, function, operation or performance of the Goods and/or Services, or (iii) replace (with the prior consent of Buyer and, if applicable, the Customer) the Goods and/or Services with non-infringing, but substantially equivalent goods and/or services.

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[***] Represents information which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Solely with respect to the use, installation, sale, lease or servicing of the Goods that have been paid in accordance with an Order by Buyer, Vendor hereby grants to Buyer, its subsidiaries and affiliates, and their respective successors and assigns (including any of their authorized distributors or dealers), and Buyer hereby accepts, a non-exclusive, irrevocable, royalty-free (such royalty deemed included in the price of the Goods and Services), worldwide license, including the right to sublicense to others in connection with providing the Goods and/or Services to Buyer or the Customer, under: (i) patents, industrial designs, technical information, know how, processes of manufacture, trade secrets and other intellectual property, owned or controlled by Vendor or its subsidiaries and affiliates, and relating to the Goods and/or Services under this Order or their installing, servicing, use, sell, lease and import the Goods and/or Services under this Order, and (ii) any works of authorship fixed in any tangible medium of expression (including drawings, prints, manuals and specifications) furnished by Vendor in the course of Vendor’s activities under this Order, (all items in clauses (i) and (ii) above, collectively, “Vendor’s Intellectual Property”, and such license in respect thereof, the “License”). In the event Buyer wishes to obtain the supply of the Goods and/or Services from a third party Buyer may request and upon written agreement by Vendor, Buyer may obtain a royalty bearing License. Nothing herein shall grant Buyer or subsequent assigns the license or right to create derivative works.

(c) To the extent that Vendor creates or develops any inventions, discoveries or improvements in the performance of Vendor’s obligations under this Order which are paid for by Buyer and specified as development work in an Order, Vendor shall: (i) assign to Buyer each such invention, discovery or improvement (whether or not patentable) that is conceived or first reduced to practice by Vendor, or by any person employed by or working under the direction of Vendor, in the performance of Vendor’s obligations under this Order; and (ii) promptly disclose in an acceptable form to Buyer all such inventions, discoveries or improvements and cause Vendor’s employees to sign any papers necessary to enable Buyer to obtain title to and to file applications for patents throughout the world. To the extent that any works of authorship (including, without limitation, software and computer programs) are created or developed in the performance of Vendor’s obligations under this Order which are paid for by Buyer and specified as development work in an Order, such works shall be considered “works made for hire”, and to the extent that such works do not qualify as “works made for hire”, Vendor hereby assigns to Buyer all right, title, and interest in all copyrights and moral rights therein.

(d) Vendor shall not manufacture or provide, or offer to manufacture or provide, any goods or services that are significantly based upon Buyer’s intellectual property and/or the drawings or specifications in respect of the Buyer’s goods and services, or any derivatives thereof, whether for its own purposes (other than to satisfy its obligations under this Order), for the Customer or any other third parties, without Buyer’s prior written consent. The foregoing restriction shall not apply in respect of “standard”, “off-the-shelf” or “catalogue” goods or services that have been routinely manufactured or provided by Vendor and developed by Vendor, in each case, prior to this Order and independently of Vendor’s relationship with Buyer.

(e) Buyer shall not manufacture or provide, or offer to manufacture or provide, any goods or services that are based solely upon Vendor’s intellectual property and/or the drawings or specifications in respect of the Goods and/or Services, or any derivatives thereof, whether for its own purposes (other than to satisfy its obligations) for the Customer or any other third parties, without Vendor’s prior written consent.

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[***] Represents information which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13. CONFIDENTIALITY AND NON-DISCLOSURE.

(a) Parties shall, and shall cause each subcontractor to, consider and treat all Information (as defined in Section 13(b)) as confidential, shall safeguard such Information in an appropriate and reasonable manner (but being at least the same as that used by either party alone to protect its own information of the same or a similar nature and relative importance), and shall not disclose any Information to any other person (including a competitor of Parties or a person, who with knowledge of the Information, could damage either Parties; competitive position), or use any Information against the interests of the Parties or for any purpose except as required by this Order, without the other party’s prior written consent; provided however that Buyer may disclose Vendor’s confidential information to a lender or third party that is contemplated financing, making a loan, making an equity investment or entering into a joint venture or other arrangement for the purchase or sale of the Goods or Buyer’s products provided such party enters into a confidentiality agreement prior to such disclosure. Each party retains all rights with respect to their Information, and neither Party shall acquire, nor attempt to obtain (whether by filing applications, asserting claims, disputing the other party’s rights or otherwise) any patent, trademark, copyright, license or other rights in respect of the other Party’s Information. Neither Party shall allow any Information to be reproduced, communicated or in any way used, in whole or in part, in connection with services or goods furnished to others, without the other Party’s prior written consent.

(b) For the purposes of this Order, “Information” means (i) all prints, designs, drawings, layouts, specifications, instructions, developments, technical data, test data, computations, analyses, models, samples, prototypes, materials, products, parts lists, costs and pricing, methods, processes, systems, plans, forecasts, reports, working papers and other information (whether or not commercial, financial, business or technical in nature) furnished by or on behalf of either Party and/or, if applicable, the Customer and/or Sub-Contractors, (ii) all notes, analyses, compilations, studies, interpretations or other documents, whether in hard copy or electronic form, prepared by the respective Party or its subcontractor, which contain, reflect or are based upon, in whole or in part, the Information set forth in (i) above, and (iii) all terms and conditions and any other information relating to this Order.

(c) Vendor shall not advertise or otherwise publicly disclose the fact that Buyer has contracted to purchase the Goods and/or Services from Vendor, without Buyer’s prior written consent or unless required to do so by operation of law or regulation.

(d) The Parties agrees, and agrees to cause any subcontractor, to promptly return or destroy the Information upon the either Party’s request. The Parties will promptly inform each other if it becomes aware of any misappropriation, misuse or improper disclosure of any Information. In the event the Vendor uses any subcontractor to provide goods or services in connection with this Order, the Vendor agrees to cause such subcontractor to be bound provisions substantially similar to this section. Nothing in this Section 13 shall restrict either Party’s disclosure of information to the extent required by law.

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[***] Represents information which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14. COMPLIANCE WITH LAWS.

(a) Vendor’s performance of its obligations under this Order shall be in compliance with all applicable laws, including foreign, federal, provincial, state and local laws, ordinances, rules, codes, standards and regulations, as promulgated, enacted and amended from time to time, that are applicable to this Order or the use of the Goods to the Customer, including any specifications for the Goods set forth in any law applicable to the sale of the Goods to the Customer, (collectively, “Laws”). Vendor shall furnish Buyer with certificates of compliance, where required under such applicable Laws or when requested by Buyer. Each invoice rendered to Buyer under this Order shall constitute written assurance by Vendor that Vendor has fully complied with all applicable Laws.

(b) Vendor shall package, label and transport the Goods and their containers, in particular those which constitute a safety, health, poison, fire, explosion, environmental, transportation or other hazard, in compliance with all applicable Laws in effect in the place to which the Goods are shipped or as otherwise specified by Buyer. Upon request, Vendor shall furnish Buyer with information regarding the ingredients of the Goods.

(c) Vendor represents and warrants that neither it nor any of its subcontractors or suppliers utilize or will utilize any form of forced or involuntary labor in the United Status relating to the supply of the Goods and/or Services under this Order. Within the framework of its commercial dealings with Buyer, Vendor shall not engage in any actions or practices which may lead to criminal or civil liability due to fraud, bribery, embezzlement, unfair competition or other forms of corruption on the part of persons employed by Vendor or third parties for the benefit of Vendor.

(d) Parties represents and warrants that neither it, its subcontractors, nor any of their officers, directors, employees, agents or other representatives has or will perform any act that violates the Foreign Corrupt Practices Act of 1977, as amended by the International Anti-bribery and Fair Competition Act of 1998, including pay, offer or promise to pay or give any money, gift, service or anything else of value, either directly or through a third party, to any (A) official or employee of any government authority or instrumentality, public international organization, or of any agency or subdivision thereof, or (B) political party, official thereof or to any candidate for political office; in each case for the purpose of (i) influencing any act or decision of that person in his official capacity, including a decision to fail to perform his or her official function, (ii) inducing such person to use his or her influence with such organization to affect or influence any act or decision thereof or (iii) securing any improper advantage. In the event either Party uses any subcontractor to provide goods or services in connection with this Order, they agree to cause such subcontractor to be bound by provisions substantially similar to this Section 14.

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[***] Represents information which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e) Parties shall indemnify and hold the other party, its subsidiaries and affiliates, their respective successors, assigns, representatives, employees and agents and the Customer, harmless from and against all liabilities, demands, claims, losses, costs, damages and expenses of any kind and nature (including personal injury, property damage, consequential and special damages, court costs, legal and other professional fees, and other costs associated with any indemnified party’s administrative time, labor and materials) arising from or relating to the other Party’s or any subcontractor’s failure to comply with this Section 14.

15. INSURANCE.

(a) Vendor shall maintain and carry: (i) property and general liability insurance, including public liability, property damage liability, product liability and contractual liability coverage; and (ii) workers’ compensation and employers’ liability insurance covering all employees engaged in the performance of this Order; in each case, in such amounts and with such limits (subject to Section 15(b)) and with such insurers that are acceptable to Buyer, acting reasonably.

(b) Unless otherwise expressly stated in this Order, Vendor’s liability insurance policies shall have combined single limits of no less than five million U.S. dollars (U.S. $5,000,000) per occurrence and in the aggregate; provided that such limits shall not limit Vendor’s liability under this Order. Vendor’s property insurance policies shall be written on a “replacement cost” basis, and Vendor’s workers’ compensation policies shall be in compliance with applicable statutory requirements and limits.

(c) Vendor shall furnish Buyer with certificates or other satisfactory proof of insurance confirming the foregoing insurance coverage within ten (10) days of Buyer’s request. Any such certificate shall provide for terms and conditions satisfactory to Buyer whereby, among other things: (i) the interest of Buyer in such insurance coverage has been recognized, whether by way of designating Buyer as loss payee or otherwise as may be requested by Buyer from time to time; and (ii) Buyer shall receive not less than thirty (30) days prior written notice from the insurer before any termination or reduction in the amount or scope of coverage can occur, with Buyer having the right (at Vendor’s expense), but not the obligation, to maintain such insurance coverage prior to the expiration of such notice. The receipt or review of such certificates or other proof of insurance coverage at any time by Buyer shall not relieve Vendor from its insurance obligations hereunder or reduce or modify such insurance obligations.

16. TERMINATION UPON NOTICE.

(a) In addition to any other rights of Buyer to terminate this Order, Buyer may, in its sole discretion for any or no reason, upon thirty (30) days prior written notice to Vendor or, if applicable, such shorter period as may be required by the Customer, terminate this Order, in whole or in part at any time, and notwithstanding the existence of any excusable delay or other events or circumstances affecting Vendor. Buyer’s notice to Vendor may be given by facsimile, e-mail or other form of electronic transmission, and shall state the extent and effective date of termination. Vendor may not terminate this Order for any reason, except as otherwise expressly provided in this Order.

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(b) Upon receipt of notice of termination from Buyer under Section 16(a), Vendor shall, as of the effective date of termination and to the extent directed by Buyer: (i) stop work under this Order and any other orders related to work terminated by such notice; (ii) protect all property in Vendor’s possession or control in which Buyer has or may acquire an interest, including the Buyer’s Property; and (iii) if this Order is terminated in full, cease to be bound to deliver and/or perform, and Buyer shall cease to be bound to receive delivery and/or performance of, any further Goods and/or Services (other than the minimum quantities specified in this Order, if any). Vendor shall promptly submit to Buyer any claims relating to such termination, and in any event within thirty (30) days (unless Buyer agrees otherwise) from the effective date of such termination. Vendor hereby grants Buyer the right to audit and inspect its books, records and other documents relating to any termination claims or any other claim under this Order.

(c) Subject to Section 16(d), if Buyer and Vendor cannot agree within a reasonable time upon the amount of fair compensation for Buyer’s termination of this Order, Buyer shall, in addition to making payment of the price specified in this Order for the Goods and/or Services delivered or performed and accepted by Buyer prior to the effective date of termination, pay to Vendor the following amounts, without duplication: (i) the price specified in this Order for the Goods and/or Services manufactured or provided in accordance with the terms of this Order but not previously paid for;(ii) the actual costs of work-in-process and parts and raw materials inventory incurred by Vendor in performing its obligations under this Order, to the extent such costs are reasonable in amount and are properly allocated or apportioned under generally accepted accounting principles to the terminated portion of this Order; and (iii) any other costs or allowances that Buyer, in its sole discretion, may elect to recognize and pay. Buyer shall not be obligated to make any payment for: (x) the Goods and/or Services or work-in-process or parts or raw materials inventory that are manufactured, provided or procured by Vendor in amounts in excess of those authorized in any Order, that are damaged or destroyed or that are not merchantable or useable; (y) work-in-process or parts or raw materials inventory that can be returned to Vendor’s suppliers or subcontractors for credit. Payments made in connection with a termination of this Order under Section 16(a) shall not exceed the aggregate price for the Goods and/or Services that would have been manufactured or provided by Vendor in the absence of termination. Except as provided in this Section 16(c), Buyer shall not be liable for and shall not be required to make payments to Vendor, directly or indirectly (whether on account of claims by Vendor’s subcontractors or otherwise), for any losses arising from or attributable to failure to realize anticipated revenues, savings or profits, unabsorbed overheads, interest on claims, product development and engineering costs, capital costs, facilities and equipment rearrangement costs or rentals, unamortized depreciation costs or general and administrative burden charges, unless (and only to the extent that) any of the foregoing are otherwise expressly stated in this Order . Notwithstanding anything herein, nothing shall limit Vendor’s remedy under law.

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[***] Represents information which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d) If a Blanket Purchase Order is terminated, in whole or in part, as set forth in Section 16(a), the liability of the Buyer to Vendor under Section 16 shall be limited solely to the difference between (i) the aggregate price that would have been paid by the Buyer for the Goods and Services actually delivered to Buyer under the Blanket Purchase Order if such reduced quantity had been know to Vendor at the time it accepted the Blanket Purchase Order, and (ii) the aggregate invoice price for Goods and Services actually delivered to the Buyer under the Blanket Purchase Order. Any pricing proposal delivered to the Buyer by Vendor prior to delivery of a Blanket Purchase Order shall be used to calculate the amount owed by Buyer to Vendor pursuant to this Section 16(d). To the extent any Release has been issued by Buyer to Vendor and such Goods or Services set forth in the Release have not been delivered to Buyer on or prior to termination in accordance with Section 16(a), any liability relating to such Release shall be determined as set forth in Section 16(c). For purposes of this Section 16(d), “actually delivered” shall mean any Goods or Services accepted by the Buyer as conforming Goods or Services pursuant to a Blanket Purchase Order or related Release on or prior to the date this Order is terminated, in whole or in part, pursuant to Section 16(a).

(e) Vendor may, with Buyer’s prior written consent, retain or sell at an agreed price any of the Goods and/or Services or work in process, parts or raw materials inventory, the cost of which is allocated or apportioned to this Order under Section 16(c)(ii), and shall credit or pay the amounts so agreed or delivery of any Goods, work in process, parts or raw materials inventory not so retained or sold.

(f) Any termination under this Section 18 shall not affect the entitlement of Buyer with respect to the Buyer’s Property, including pursuant to Section 11(b).

17. TERMINATION UPON INSOLVENCY, BANKRUPTCY, ETC.

Either party may terminate this Order, without liability to the other party: (i) in the event of the insolvency, bankruptcy, reorganization, arrangement, receivership or liquidation by or against the other party; (ii) in the event that the other party makes an assignment for the benefit of its creditors, seeks protection from its creditors under applicable laws or ceases to carry on business in the ordinary course; or (iii) if a receiver is appointed in respect of the other party or all or part of its property (collectively, an “Insolvency Event”). In the event of such termination, the other party shall be liable for all costs, damages and expenses suffered by the party that terminates this Order. Any such termination shall not affect the entitlement of Buyer with respect to the Buyer’s Property, including pursuant to Section 11(b).

18. SERVICE AND REPLACEMENT PARTS.

(a) Lifetime Buy Rights. Vendor acknowledges its obligation to manufacture, supply and support the Goods and Services. If, however, Vendor seeks to discontinue the supply or support of any Goods and Services (a “Discontinued Product”), Vendor will give notice to Buyer no less than twelve (12) months in advance of the last date the Discontinued Product can be ordered. After receipt of notice of Discontinued Product, Buyer may, at its option: (i) place a one-time order, such order shall not be a blanket order, from Vendor such quantity of the Discontinued Product as Buyer deems necessary at a price no higher than the last price paid by Buyer to Vendor for the Goods; and (ii) manufacture the Discontinued Product under a royalty agreement with Vendor.

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[***] Represents information which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) At Buyer’s request and expense, Vendor shall make service literature and other materials available to support Buyer’s service part or replacement part sales activities.

19. BUYER’S WEBSITE.

Unless otherwise provided herein, this Agreement may not be modified unless in writing and signed by an authorized representative of each party. Any express waiver or failure to exercise promptly any right under this Agreement will not create a continuing waiver or any expectation of non-enforcement.

20. SUBCONTRACTS. Vendor shall ensure that the terms of its contracts with its and subcontractors and suppliers provide Buyer and the Customer with all of the rights specified in this Order, including but not limited to those set forth in Section 3(a).

21. ASSIGNMENT.

Vendor shall not assign this Order hereunder or any interest herein, except that Vendor may, with Buyer’s prior written consent, make an assignment of monies due or which may become due hereunder to a bank or other financing institution; provided that any such assignment by Vendor shall be subject to deduction, set-off, recoupment or any other lawful means of enforcing any present or future claims that Buyer may have against Vendor, and provided further that any such assignment shall not be made to more than a single assignee. Buyer shall have the right to assign this Order or its interest herein, without Vendor’s consent, to any of its subsidiaries or affiliates or to any purchaser or successor to Buyer’s business.

22. REMEDIES.

The remedies reserved in this Order shall be cumulative and not alternative, and may be exercised separately or together, in any order or combination, and are in addition to any other remedies provided for or allowed by law, at equity or otherwise.

23. WAIVER. Either party’s failure to insist on the performance by the other party of any Term or failure to exercise any right or remedy reserved in this Order, or either party’s waiver of any breach or default hereunder by the other party shall not, thereafter, waive any other terms, conditions, rights, remedies, breaches or defaults, whether of the same or a similar type or not.

24. MODIFICATIONS. No modification of this Order, including any waiver of or addition to any of the Terms, shall be binding upon either Party, unless made in writing and signed by the Parties’ authorized representative(s).

25. SEVERABILITY. If any provision of this Order is invalid or unenforceable under any statute, regulation, ordinance, executive order or other rule of law, such provision shall be deemed reformed or deleted, as the case may be, but only to the extent necessary to comply with such statute, regulation, ordinance, order or rule, and the remaining provisions of this Order shall remain in full force and effect.

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[***] Represents information which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

26. NOTICES. Except as otherwise expressly stated in this Order, any notice given or other communication sent under this Order shall be in writing and shall be properly delivered to its addressee by hand, prepaid courier, registered or certified mail, e-mail or other form of electronic transmission (receipt confirmed) or facsimile (receipt confirmed) at the applicable address or facsimile number noted on the face of this Order. Any notice or communication given as provided herein shall be deemed to have been received at the time of its delivery if delivered by hand, on the business day following its dispatch if transmitted by courier, e-mail, other electronic transmission or facsimile, or on the third business day following its mailing if sent by registered or certified mail. Either party may notify the other party, in the manner provided for herein, of any change of applicable address or facsimile number for the purpose of giving notices or sending communications under this Order.

27. SURVIVAL. The obligations of Vendor to Buyer that are intended to survive termination of the Order shall survive any termination of this Order, including the obligations set forth in Section 18(a).

28. DEFAULT.

(a) If Vendor shall (i) materially breach any provision hereof, and such breach shall not be corrected within five (5) days after written notice from Buyer to Vendor (or, if such breach is not correctable within five (5) days, then immediately upon receipt of such notice in accordance with Section 26), (ii) become insolvent, enters voluntary or involuntary bankruptcy or receivership or in the event of default, sequestration or seizure of Vendor’s operations under a mortgage, lien or privilege, then Buyer will have the right (without prejudice to any other rights or remedies it may have hereunder or by operation of law) to terminate all or a portion of the Order without any further liability to Vendor. A waiver of any one default hereunder shall not be considered a waiver to any subsequent default. Time is of the essence hereof, and Buyer’s right to require strict performance by Vendor shall not be affected by any waiver, forbearance or course of dealing.

(b) If Buyer shall (i) fail to pay amounts due and owing under this Order following any applicable grace period, and such breach shall not be corrected within five (5) days after written notice from Vendor to Buyer, or (ii) become insolvent, enters voluntary or involuntary bankruptcy or receivership or in the event of default, sequestration or seizure of Buyer’s operations under a mortgage, lien or privilege, then Vendor will have the right (without prejudice to any other rights or remedies it may have hereunder or by operation of law) to terminate all or a portion of the Order without any further liability to Buyer.

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29. INDEPENDENT CONTRACTOR. Vendor is an independent contractor with respect to performance of all work, materials and articles provided hereunder and neither Vendor nor anyone employed by Vendor shall be deemed for any purpose to be the employee, agent, servant or representative of Buyer for performance of any work or service hereunder. Buyer shall have no direction or control of Vendor or its employees, agents or subcontractors and reserves no right to direct or control Vendor, its employees, agents or subcontractors, Buyer being interested only in the results to be obtained. The articles, materials and work furnished, as applicable, hereunder shall meet the approval of Buyer and be subject to the general right of inspection provided herein for Buyer to secure the satisfactory completion thereof for such sole remedy shall be the Vendor’s Warranty or other remedies provided herein.

30. APPLICABLE LAW AND VENUE. This Order shall be construed and enforced in accordance with and governed by the laws of the State of Mississippi (excluding conflicts of law rules) and the federal laws of the United States, as applicable. For greater certainty, the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Order.

31. DISPUTE RESOLUTION. In the event of a dispute under this Order, both Parties agree to negotiate in good faith for a period of thirty (30) days following delivery of a notice of dispute by one party to the other party. If the parties fail to reach an agreement within such thirty (30) day period of time, then either party may submit such dispute to binding arbitration to be governed by the Commercial Arbitration guidelines of the American Arbitration Association with all such arbitrations to take place in Tunica, Mississippi.

Flux Power, Inc.		GreenTech Automotive, Inc.

Signature:	/s/ Chris Anthony	Signature:	/s/ Illegible

Title:	Chief Executive Officer	Title:	EVP Finance

Date:	4/27/12	Date:	4/27/12

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[***] Represents information which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A

Flux Power, Inc.

Limited Warranty

Flux Power, Inc. Battery and Battery Management Systems Limited Parts and Labor Goods Warranty for GreenTech Automotive as referenced in the Agreement.

General Warranty

Vendor provides to Buyer this limited warranty of the Battery Management System, related hardware and any portion of the battery excluding battery cells (“BMS”) for a period of [***] years or [***] miles, whichever comes first. The Vendor warrants that the BMS shall (i) conform to all drawings and specifications furnished by Vendor; (ii) comply with all applicable United States and European Union laws, regulations, rules, codes and standards, and use reasonable efforts within the next year to comply with Denmark laws, regulations, rules, codes and standards of the BMS; (iii) be free from any defects in design; (iv) be free from any defects in materials, service and workmanship; (v) be fit, sufficient and suitable for the particular purpose for which Vendor has designed; and (vi) be free of all liens, claims, charges and encumbrances whatsoever.

Battery Cell Warranty

Vendor provides to Buyer this limited, amortized over the life of the cell, warranty of Vendor’s battery cell (“Cell”) for a period of [***] years or [***] miles whichever comes first for [***] of the price paid or replacement thereof for a Failed Cell (as defined below) if the failure occurs in the [***];[***] of the price paid or replacement thereof for a Failed Cell if the failure occurs in the [***] year; and [***] of the price paid or replacement thereof for a Failed Cell if the failure occurs in the [***] year. The decision whether a Failed Cell will be result in a full (or partial) refund or a replacement shall be at the discretion of the Buyer where Vendor has the ability to over a replaceable Cell in like condition within a year of the Failed Cell. A “Failed Cell” shall mean at any time the Cell’s capacity, taken as a whole, is below [***] percent of the stated capacity as specified in the cell specifications provided by the Vendor and is within the parameters covered under the Battery Cell Warranty and all limitations defined herein (the “Capacity”). The Vendor warrants that each Cell shall comply with all applicable United States and European Union laws, regulations, rules, codes and standards, and use reasonable efforts within the next year to comply with Denmark laws, regulations, rules, codes and standards of the Cell and its contents.

Goods Warranty

The BMS, Cell and all other portions of the battery herein after (“Goods”) and the General Warranty and the Cell Warranty (herein after “Goods Warranty”) period shall commence on the earlier of (i) the date the Goods were delivered by the Buyer to the end-user of the battery, or (ii) six months from Buyer’s receipt of the Goods.

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[***] Represents information which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Goods Remedy

The Buyer, by itself or through a distributor, shall make an initial determination of whether a Good violates this warranty by using reasonably appropriate testing of the Goods. If a claim is received by Vendor that any of the Goods fail to meet the Good’s Warranty, Vendor shall, upon notice thereof from Buyer, shall promptly review and respond to claim. If Vendor needs to perform additional analysis regarding the claim and needs the Goods to perform such analysis Vendor shall issue a return merchandise authorization (“RMA”) number such that the Goods can be shipped back to Vendor, at Buyer’s costs. Upon completing an analysis, which shall not exceed 30 thirty days, on the Goods relating to the claim Vendor shall issue an RMA analysis report which shall provide details regarding the results of the analysis and if the Goods are warrantied per the Goods Warranty. In the event Vendor agrees that the Goods are under warranty the RMA analysis report shall also identify the reimbursement method for the failed good selected by Buyer where Vendor has the ability to over a replaceable Cell in like condition within a year of the Failed Cell (“Failed Good”) which may include providing replacement Goods in the same or better condition as it relates to the life of a Good. Any payment and shipping costs or other reasonable and related costs, upon pre-approval by Vendor, made by Buyer for Failed Good shall be refunded by Vendor, except to the extent that Vendor promptly replaces or corrects the same at Vendor’s expense. In the event Vendor fails to either replace or refund the amount paid in accordance with the Goods Warranty or respond to a claim within (30) thirty days from receipt of the Goods under an RMA, Vendor is deemed to agree to the Goods are covered by the Goods Warranty and Buyer may take a credit for such claim. If Vendor disputes a claim made by Buyer than such dispute shall be discussed between Vendor and Buyer and if unresolved shall than be raised to respective executive managements within each party for a discussion prior to taking further action.

Additionally, Vendor shall indemnify and hold Buyer, its subsidiaries and affiliates, their respective successors, assigns, representatives, employees and agents, the Customer and users of the Goods, harmless from and against all liabilities, demands, claims, losses, costs, damages and expenses of any nature or kind (including consequential and special damages, death, personal injury, property damage, lost profits and other economic losses, recall or other Customer field service action costs at rates mutually agreed upon in schedule, production interruption costs, inspection, handling and reworking charges, court costs, legal and other professional fees, and other costs associated with any indemnified party’s administrative time, labor and materials) only as it relates to a Failed Good, court costs, legal and other professional fees, labor and materials arising from or relating to: (i) any breach of the Vendor’s Warranties; (ii) any other acts, omissions or negligence of Vendor or of any of its subcontractors or suppliers in connection with Vendor’s performance of its obligations under this Order.

Buyer shall indemnify and hold Vendor, its subsidiaries and affiliates, their respective successors, assigns, representatives, employees and agents, harmless from and against all liabilities, demands, claims, losses, costs, damages and expenses of any nature or kind (including consequential and special damages, death, personal injury, property damage, lost profits and other economic losses, recall or other Customer field service action costs, production interruption costs, inspection, handling and reworking charges, court costs, legal and other professional fees, and other costs associated with any indemnified party’s administrative time, labor and materials) that are related to the failure of components of the Buyer’s vehicles that are not the Goods.

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[***] Represents information which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Conditions, Limitation and Exclusions

Buyer must use reasonable efforts to notify Vendor when made aware of a possible claim. Only Buyer and its authorized distributors may make a warranty claim on behalf of their Customers, channel partners and users of the Goods.

Warranty Limitations

This warranty is void if (i) the Goods’ date code or serial number is intentionally defaced, missing or altered and there is no other means of determining ownership of the Goods; (ii) the Goods have been damaged by improper installation, loose connections, failure of another part in the vehicle system or the claim results from accident, misuse, improper charging, neglect, or improper service; (iii) the Goods have been tampered with, modified or used in a manner contrary to its intended purpose which significantly affects the Goods ability to perform in accordance with their stated purpose; and (iv) the Goods have been damaged as a result from abuse, accidents, fire (if such fire is not caused by the battery, BMS or Cells), flood, or other acts of God; and (v) except in the event of normal maintenance (including root cause analysis), a cell cannot be associated and identified with a specific BMS upon assembly with a BMS at the Buyer’s facility and during the remainder of the cell life and such identification is at no fault of the BMS.

This Warranty does not cover damages that result from abuse, accidents, or fire, flood or other acts of God unless such accident or fire resulted from the battery, the BMS or a Cell. Removal, installation transportation, labor, damage to other components, personal damage or injury and/or any injury or liability to other persons or property are specifically included from this limited warranty.

Additional warranty limitations are product and use specific and will be further defined in the attachments hereto which may be updated and added to upon mutually agreement by the parties.

General Provisions

The Goods may be modified or improved over time in subsequent versions of the Goods. Vendor reserves the right to make changes to future versions of the Goods without assuming any obligation to make such changes on your Goods unless such change is a result of a series of product liability claims whether or not claims result in a product recall. Your Goods have been engineered and tested by Vendor. However, as Vendor gains additional field experience with the Goods, if Vendor determines that there is a systematic defect in the Goods, Vendor may initiate a voluntary Goods recall at Vendor’s cost. Any replacement Good shall have a warranty period equal to the warranty period that would have been applicable to the original Good if it was not replaced. The remedies set forth in this paragraph are your sole and exclusive remedy in the event of a voluntary recall unless a warranty claim is made prior to delivery of the Goods pursuant to the voluntary recall. In the event you choose not to participate in a voluntary recall after three (3) months after delivery of such voluntary recall notice, to the extent permitted by law, the express warranties set forth herein shall be void.

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[***] Represents information which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

THE DURATION OF ANY IMPLIED WARRANTY INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE SHALL BE LIMITED TO THE DURATION OF THE APPLICABLE EXPRESS WARRANTY SET FORTH ABOVE.

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[***] Represents information which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Attachement A

Flux’s Acceptable Limitations:

Warranty Limitations for the Buyer’s Product (MyCar Model Number ____)

For a [***]yr [***]mile on Buyer’s [***] systems using Buyer’s current [***] drive system: The Cell Warranty is void if at no cause by the BMS: (a) any individual cell within a battery pack extends outside the voltage range of [***] volts to [***] volts, (f) the amount of discharge current exceeds [***] amp peak for longer than [***] seconds at any one time, (g) the maximum constant charge current exceeds [***] amps at any one time and the maximum peak charge current exceeds [***] amps at any one time, (h) the battery has exceeded the temperature rage of a negative [***] degrees Celsius to a positive [***] degrees Celsius while in operation.

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